Exhibit-4.4

Type:  Exhibit-4.4
Description: Citizens Capital Corp. & Citizens Capital Corp. ESOP Trust; Series 2010A; 144A Bond Purchase; Re-marketing Agreement.

$30,000,000

CITIZENS CAPITAL CORP.

7%; $1,000 PAR VALUE; SERIES 2010A; CONVERTIBLE; CALLABE; SECURED; 144A; FIRST MORTGAGE BONDS DUE 2020
CUSIP#174445AA4

BOND PURCHASE AGREEMENT

December 31, 2009

CITIZENS CAPITAL CORP. ESOP TRUST
Dallas, Texas

As the Original Bond Purchaser

Citizens Capital Corp.
3537 Ridgebriar
Dallas, Texas 75234

Mailing Address:
P.O. Box 670406
Dallas, Texas 75367

Ladies and Gentlemen:

The undersigned Citizens Capital Corp. ESOP Trust (the “Initial Bond Purchaser”) hereby offers to enter into this Bond Purchase Agreement (the “Bond Purchase Agreement”), with Citizens Capital Corp. (the “Issuer”) for the purchase by the Initial Bond Purchaser, from the Issuer, the Citizens Capital Corp.; 7%; $1,000 PAR VALUE; SERIES 2010A; CONVERTIBLE; CALLABE; SECURED; 144A; FIRST MORTGAGE BONDS DUE 2020 (the “Bonds”). This offer is made subject to acceptance by the Issuer and upon such acceptance this Bond Purchase Agreement shall be in full force and effect in accordance with its terms and shall be binding upon the Issuer and the Initial Bond Purchaser.

Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms as set forth in the First Supplemental Indenture, dated as of First Supplemental Indenture Date (the “First Supplemental Indenture”), between the Issuer and the named Trust Company, as named in the Trust Indenture (the “Indenture”), as trustee (the “Trustee”).

Any authority, right, discretion or other power conferred upon the Initial Bond Purchaser by this Bond Purchase Agreement may be exercised by the Initial Bond Purchaser, and the Issuer shall be entitled to rely upon any request, notice or statement if the same shall have been given or made by the Initial Bond Purchaser.

Section 1.  Purchase Price. Upon the terms and conditions and upon the basis of the representations set forth herein, the Initial Bond Purchaser hereby agrees to purchase from the Issuer, and the Issuer hereby agrees to sell and deliver or to cause to be delivered to the Initial Bond Purchaser, all (but not less than all) of the $30,000,000 principal; face amount value of the Bonds. The purchase price for the Bonds shall be $18,863,700, representing a fourteen percent (14%) rate of return and discount on the $30,000,000 principal; face amount value of the seven percent (7%); Series 2010A Bonds or an Initial Bond Purchaser’s re-marketing discount in the amount of $11,136,300, or $628.79 per each $1,000 par value amount of said Series 2010A Bonds.

In exchange for the Bonds, no later than one day prior to the delivery date of the Bonds, the Initial Bond Purchaser shall issue and deliver to the Issuer, a purchase money note in the amount of $18,863,700.

Section 2. The Bonds. The Bonds shall be as described in, and shall be secured under and pursuant to the Indenture, dated as of the Indenture Date, as supplemented by a First Supplemental Indenture, dated as of First Supplemental Indenture Date, by and between the Issuer and the Trustee.  The Indenture as so supplemented is referred to as the “Indenture.” The Bonds are obligations of the Issuer whereby the interest due thereof is payable solely from annual, Gross Revenues generated by the pledged assets (the “Source of Bond Interest Payment”).

a)  Use of Proceeds.  Proceeds from the Bonds shall be utilized by the Issuer to provide funds for: (i) debt capital financing in the amount of $21,000,000 related to the issuer’s corporate program of acquisition of certain operating companies; operating assets and/or real property; (ii) acquisition funding up to $1,000,000 related to the acquisition of certain broadband, video broadcast equipment and; (iii) working capital and general corporate purposes.

Section 3. Private Offering of the Bonds. The Bonds are being offered pursuant to an exemption from the requirement of registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  The Bonds shall be resold on a best-effort basis, by the Initial Bond Purchaser, in its role as bond re-marketing agent (the “Re-marketing Agent”) solely to Qualified Institutional Buyers (the “QIBs”) under Rule 144A of the Securities Act of 1933, as amended, pursuant to an exemption from requirements of registration under the Act.  Following the re-marketing of the Bonds to QIBs, by the Re-marketing Agent, the Bond market price and corresponding price/yield, may change from time to time by a registered securities broker/dealer (the “Broker/Dealer”), acting in an agency capacity, in the sale, resale and/or secondary market trading of the bonds.

Section 4. Use and Preparation of Official Statement. The Issuer shall have delivered to the Initial Bond Purchaser an Official Statement, dated the Official Statement Date (the “Official Statement”). The Bonds are being offered in authorized denominations of $1,000 and may be redeemed by the issuer at 100% of the principal amount thereof plus a 7% premium upon not less than thirty days (30) notice.

The Issuer hereby approves of the use of the Official Statement by the Initial Bond Purchaser in connection with the offering and the sale of the Bonds. The Issuer shall have delivered the Official Statement to the Initial Bond Purchaser no later than the day prior to the Closing Date.

The Initial Bond Purchaser hereby agrees that it will not send any confirmation requesting payment for the purchase of any Bonds unless the confirmation is accompanied by or preceded by the delivery of a copy of the Official Statement. The Initial Bond Purchaser agrees to:  (i) provide the Issuer with final pricing information on the Bonds upon execution of this Bond Purchase Agreement, (ii) promptly file a copy of the Official Statement, including any amendments or supplements prepared by the Issuer. The execution and delivery of this Bond Purchase Agreement by the Issuer constitutes a representation by the Issuer, to the Initial Bond Purchaser, that the representations and warranties contained in this Section 4 are true as of the date hereof.

Section 5. Representations and Warranties of the Issuer. The Issuer represents and warrants to the Initial Bond Purchaser that:  (a) The Issuer has, by Board Resolution, adopted and taken all official action necessary to be taken by it for the execution, delivery and due performance of the First Supplemental Indenture, this Bond Purchase Agreement (collectively, the “Issuer Agreements”) and for  taking any and all such action as may be required on the part of the Issuer to carry out, give effect to and consummate the transactions contemplated hereby; (b) The Issuer is duly organized and existing under the laws of the State of Texas (the “State”) and has all necessary power and authority to enter into and perform its duties under the Issuer Agreements and, when duly authorized, executed and delivered by the other parties thereto, the Issuer Agreements will each constitute a legal, valid and binding obligation of the Issuer enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally; (c) The statements and information contained in the Official Statement relating to the Issuer, and their respective functions, duties and responsibilities are and will be true and correct in all material respects and the Official Statement does not and will not omit any statement or information which is necessary to make such statements and information therein, in the light of the circumstances under which they were made, not misleading;

(d) The execution and delivery of the Issuer Agreements and compliance with the provisions there of, will not constitute a breach of or a default under any applicable law or administrative regulation of the State of Texas or the United States, or any applicable judgment, decree, agreement or other instrument to which the Issuer is a party or is otherwise subject;

(e) At the time of the Issuer’s acceptance hereof and at all times subsequent thereto up to and including the time of the Closing, the information and statements in the Official Statement do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f) As of the date hereof, there is no action, suit, proceeding or investigation before or by any court, public board or body pending against the Issuer or to the best knowledge of the Issuer threatened, wherein an unfavorable decision, ruling or finding would: (i) affect the creation, organization, existence or powers of the Issuer, or the titles of its members or officers, (ii) enjoin or restrain the issuance, sale and delivery of the Bonds, the execution and delivery of the Indenture, or the pledged assets under the Indenture, (iii) in any way question or affect any of the rights, powers, duties or obligations of  the Issuer with respect to the monies pledged, if any, or to be pledged to pay the principal of, premium, if any, or interest on the Bonds, (iv) in any way question or affect any authority for the issuance of the Bonds, or the validity or enforceability of the Bonds or the Issuer Agreements, or (v) in any way question or affect the Bond Purchase Agreement, or the transactions contemplated by the Bond Purchase Agreement, the Official Statement, or any other agreement or instrument to which the Issuer is a party relating to the Bonds;

(g) Except as may be required under Blue Sky or other securities laws of any state, there is no consent, approval, authorization or other order of, or filing or registration with, or certification by, any regulatory authority having jurisdiction over the Issuer required for the approval and delivery of this Bond Purchase Agreement or the consummation by the Issuer of the other transactions contemplated by the Issuer Agreements that has not been obtained;

(h) Any certificate signed by any official of the Issuer authorized to do so shall be deemed a representation and warranty by the Issuer, to the Initial Bond Purchaser, as to the statements made therein;

(i) The Issuer is not in any material default on any bond, note or other obligation for borrowed money or any agreement under which any such obligation is or was outstanding; and

(j) Except as disclosed in the Official Statement or otherwise disclosed in writing to the Initial Bond Purchaser, there has not been any materially adverse change in the financial condition of the Issuer since December 1, 2009 and there has been no occurrence, circumstance or combination thereof which is reasonably expected to result in any such materially adverse change.

Section 6. Closing. On December 31, 2009, or on such earlier or later date as may be agreed upon by the Initial Bond Purchaser and the Issuer (the date of “Closing Date”), the Initial Bond Purchaser and the Issuer shall mutually execute the Bond Purchase Agreement and the Initial Bond Purchaser shall pay the purchase price of the Bonds as set forth in Section 1 of this Bond Purchase Agreement.

Subsequent to the mutual execution of the Bond Purchase Agreement, the Issuer will cause to be issued in the name of the Initial Bond Purchaser, 11,000; $1,000 Par Value; Series 2010A Bonds, in certificated form.  Further, as related, the Issuer shall cause to be issued to the Initial Bond Purchaser; one (1) Series 2010A Bond certificate both in and at the values so stated immediately afore.  The Issuer will then cause said Series 2010A Bond certificate to be delivered to the Initial Bond Purchaser in definitive, duly executed form.

The Initial Bond Purchaser shall; a) directly through its institutional securities broker dealer; deposit said certificate, in registered form, through the facilities of The Depository Trust Company in New York, New York (“DTC”); or b), deposit said certificate through the facilities of The Depository Trust Company in New York, New York (“DTC”), by initial deposit with the Trustee (in care of DTC) through DTC’s F.A.S.T. procedures; or c) deposit said certificate, in registered form, directly with the Depository Trust Company in New York, New York (“DTC”).

It is anticipated that a CUSIP identification number shall be assigned prior to issuance of the Bonds and inserted on the Bonds prior to delivery of said Bonds, but neither the failure to provide such number prior to issuance nor any error with respect to the assigning of said number thereto shall constitute a cause for failure or refusal by the Initial Bond Purchaser to accept delivery of the Bonds in accordance with the terms of this Bond Purchase Agreement.

Section 7. Further Conditions to Purchase of Bonds. The Initial Bond Purchaser has entered into this Bond Purchase Agreement in reliance upon the representations, warranties and agreements of the Issuer contained herein and to be contained in the documents and instruments to be delivered at Closing, and upon the performance by the Issuer of their respective obligations hereunder, both as of the date hereof and as of the Closing Date. Accordingly, the obligations of the Initial Bond Purchaser under this Bond Purchase Agreement to purchase, to accept delivery of and to pay for the Bonds shall be subject to the performance by the Issuer of their obligations to be performed hereunder and under such documents and instruments at, prior to, and/or post Closing, and shall also be subject to the following conditions:

(a) The representations and warranties of the Issuer contained herein shall be true, accurate and complete on the date hereof and on and as of the Closing Date, as if made on the Closing Date;

(b) On the Closing Date (i) each of the Issuer Agreements shall be in full force and effect, and shall not have been amended, modified or supplemented, except as may have been agreed to by the Issuer and Initial Bond Purchaser, and (ii) the Issuer shall perform or have performed all of their respective obligations required under or specified in the Issuer Agreements to be performed by the respective party at or prior to the Closing Date;

(c) As of the Closing Date, all necessary official action of the Issuer relating to the Bonds and the Issuer Agreements shall have been taken by the respective party and shall be in full force and effect and shall not have been amended, modified or supplemented in any material respect;

(d) The Initial Bond Purchaser shall have the right to terminate the obligations of the Initial Bond Purchaser under this Bond Purchase Agreement to purchase, to accept delivery of and to pay for the Bonds by notifying the Issuer of its election to do so if, after the execution hereof and prior to the Closing Date if:

(1) the value of the Bonds, in the reasonable opinion of the Initial Bond Purchaser, has been materially adversely affected by an amendment to the Constitution of the United States or by any legislation in or by the Congress of the United States or by the State or by the amendment of legislation pending as of the date of this Bond Purchase Agreement in the Congress of the United States, or the recommendation to Congress or endorsement for passage (by press release, other form or notice or otherwise) of legislation by the President of the United States, the Treasury Department of the United States, the Internal Revenue Service or the Chairman or ranking minority member of the Committee on Finance of the United States Senate or the Committee on Ways and Means of the United States House of Representatives, or the proposal for consideration of legislation by either such Committee or by any member thereof, or the presentment of legislation for consideration as an option by either such Committee, or by the staff of the Joint Committee on Taxation of the Congress of the United States, or the favorable reporting for passage of legislation to either House of the Congress of the United States by a Committee of such House to which such legislation has been referred for consideration, or any decision of any federal or State court or any ruling or regulation (final, temporary or proposed) or official statement on behalf of the United States Treasury Department, the Internal Revenue Service or other federal or State authority materially adversely affecting the federal or State tax status of the Issuer, or the interest on bonds or notes or obligations of the general character of the Bonds;

(2) the United States becomes engaged in or escalates hostilities which result in a declaration of war or a national emergency, or there occurs any other outbreak or escalation of hostilities, or a local, national or international calamity or crisis, financial or otherwise, the effect of such outbreak or escalation, calamity or crisis being such as, in the reasonable opinion of the Initial Bond Purchaser, would affect materially and adversely the ability of the Initial Bond Purchaser to market the Bonds;

(3) there occurs a general suspension of trading on the New York Stock Exchange or the declaration of a general banking moratorium by the United States, New York State or Texas State authorities;

(4) a stop order, ruling, regulation or official statement by, or on behalf of, the Securities and Exchange Commission is issued or made to the effect that the issuance, offering or sale of the Bonds is or would be in violation of any provision of the Securities Act of 1933, as then in effect, or of the Securities Exchange Act of 1934, as then in effect, or of the Trust Indenture Act of 1939, as then in effect;

(5) legislation is enacted by the House of Representatives or the Senate of the Congress of the United States of America, or a decision by a court of the United States of America is rendered, or a ruling or regulation by or on behalf of the Securities and Exchange Commission or other governmental agency having jurisdiction of the subject matter is or proposed to the effect that the Bonds are not exempt from registration, qualification or other similar requirements of the Securities Act of 1933, as then in effect, or that the Indenture needs to be qualified under the Trust Indenture Act of 1939, as amended and as then in effect;

(6) in the reasonable judgment of the Initial Bond Purchaser, the market price of the Bonds, or the market price generally of obligations of the general character of the Bonds, might be materially and adversely affected because additional material restrictions not in force as of the date hereof is imposed upon the placement and/or trading in securities generally by any governmental authority or by any national securities exchange;

(7) any rating of the Bonds is downgraded, suspended or withdrawn by a national rating service, which, in the reasonable opinion of the Initial Bond Purchaser, materially adversely affects the marketability or market price of the Bonds;

(8) the Comptroller of the Currency, The New York Stock Exchange, or other national securities exchange, or any governmental authority, shall impose, as to the Bonds or obligations of the general character of the Bonds, any material restrictions not now in force, or increase materially those now in force, with respect to the extension of credit by, or the charge to the net capital requirements of, or financial responsibility requirements of the Initial Bond Purchaser;

(9) any legislation, ordinance, rule or regulation is introduced in or be enacted by any governmental body, department or agency in the State or a decision of a court of competent jurisdiction within the State is rendered, which, in the opinion of the Initial Bond Purchaser, after consultation with the Issuer, materially adversely affects the value of the Bonds;

(10) the commencement of any action, suit or proceeding described in Section 5(f) which, in the reasonable judgment of the Initial Bond Purchaser, materially adversely affects the marketability or value of the Bonds; or

(11) an event occurs which in the reasonable opinion of the Initial Bond Purchaser makes untrue in any material respect any information or statement contained in the Official Statement, or has the effect that the Official Statement contains any untrue statement of a material fact or omits to state a material fact required or necessary to be stated therein in order to make the statements contained therein in the light of the circumstances under which they were made, not misleading
and

(e) At or prior to Closing, the Initial Bond Purchaser shall have received each of the following documents:

(1) Resolution and Issuer Agreements. Certified copies of the Issuer Resolution and the executed copies of the Issuer Agreements;

(2) Final Official Statement. The Official Statement executed on behalf of the Issuer by a duly authorized officer of the Issuer;

(3) Final Opinion. An approving opinion of Bond Counsel, addressed to the Issuer, dated the date of the Closing, substantially in the form set forth in Appendix E to the Official Statement, together with a letter from such counsel, dated the Closing Date and addressed to the Initial Bond Purchaser, to the effect that the foregoing opinion may be relied upon by the Initial Bond Purchaser to the same extent as if such opinion were addressed to it;

(4) Supplemental Opinion. A supplemental opinion of Bond Counsel, addressed to the Initial Bond Purchaser, to the effect that: (i) the Bonds are not subject to the registration requirements of the Securities Act of 1933, as amended, and the Indenture is exempt from qualification under the Trust Indenture Act of 1939, as amended; and (ii) the statements contained in the Official Statement are accurate in all material respects insofar as such statements expressly summarize certain provisions of the Indenture and the form and content of the approving opinion of Bond Counsel  (except for any CUSIP numbers, financial, statistical, economic, engineering or demographic data or forecasts, numbers, charts, tables, graphs, estimates, projections, assumptions or expressions of opinion, any information concerning valuation, appraisals, real estate or environmental matters, or any information regarding the book-entry only system, DTC, the Credit Facility, if any, and the Credit Facility Provider, if any, as to which no opinion or view need be expressed).

(5) Opinion of Initial Bond Purchaser’s Counsel. The opinion of Bond Counsel, dated the Closing Date and addressed to the Initial Bond Purchaser, to the effect that (a) the Bonds are exempt from registration under the Securities Act of 1933, as amended, and the Indenture is exempt from qualification under the Trust Indenture Act of 1939, as amended; and (b) without having undertaken to determine independently the accuracy, completeness or fairness of the statements contained in the Official Statement and based upon the information made available to them in the course of their review of the Official Statement, nothing has come to their attention which would cause them to believe that the Official Statement (excluding there from the financial statements and the statistical data included in the Official Statement, and the appendices thereto, and information regarding the Credit Facility Provider, if any, the DTC and its book-entry only system, as to which no opinion need be expressed), as of the date thereof  and the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(6) Certificate of the Issuer. A certificate, dated the Closing Date from a duly authorized official of the Issuer to the effect that: (i) The representations and warranties of the Issuer contained in Section 5 hereof are true and correct in all material respects on and as of the Closing Date as if made on the Closing Date; (ii) To the best of their knowledge, no event affecting the Issuer has occurred since the date of the Official Statement which should be disclosed in the Official Statement in order to make the statements therein in the light of the circumstances under which they were made, not misleading; and (iii) No litigation is pending or threatened (a) to restrain or enjoin the issuance, sale or delivery of the Bonds, or contesting or affecting the validity of the Bond Purchase Agreement, the Bonds, or the Issuer Agreements, or (c) in any way contesting the existence or powers of the Issuer;

(7) Certificate of the Trustee. A certificate of the Trustee dated the Closing Date, to the effect that:  (i) The Trustee is a trust company existing under the laws of the United States of America, and has full power and is qualified to accept and comply with the terms of the Indenture and to perform its obligations stated therein; (ii) The Trustee has accepted the duties and obligations imposed on it by the Indenture;  (iii) No consent, approval, authorization or other action by any governmental or regulatory authority having jurisdiction over the Trustee that has not been obtained is or will be required for the consummation by the Trustee of the transactions contemplated by the Indenture to be undertaken by the Trustee; (iv) Compliance with the terms of the Indenture will not conflict with, or result in a violation or breach of, or constitute a default under, any loan agreement, indenture, bond, note, resolution or any other agreement or instrument to which the Trustee is a party or by which it is bound, or, to the best knowledge of the Trustee, after reasonable investigation, any law, rule, regulation, order or decree of any court or governmental agency or body having jurisdiction over the Trustee or any of its activities or properties (except that no representation, warranty or agreement is made by the Trustee with respect to any federal or state securities or Blue Sky laws or regulations); and (v) To the best knowledge of the Trustee, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court or governmental agency, public board or body served on or threatened against or affecting the existence of the Trustee, or in any way contesting or affecting the validity or enforceability of the Bonds or the Indenture or contesting the powers of the Trustee or its authority to enter into and perform its obligations under the Indenture or the Bonds, wherein an unfavorable decision, ruling or finding would adversely affect the validity of the Bonds or the Indenture;

 (8) Tax Certificate. The Tax Certificate of the Issuer, executed on behalf of the Issuer by a duly authorized officer in form and substance satisfactory to Bond Counsel;

(9) Rating Letter. Rating letters Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. indicating that the Bonds have been rated “_____;”

(10) DTC Blanket Letter of Representations. A copy of the Blanket Letter of Representations executed by the Issuer and delivered to The Depository Trust Company, New York, New York, relating to the book-entry system for the Bonds;

(11) Additional Documents. Such additional legal opinions, certificates, instruments and documents as the Initial Bond Purchaser may reasonably request to evidence the truth and accuracy, as of the date hereof and as of the Closing Date, of the Issuer’s representations and warranties contained herein and of the statements and information contained in the Official Statement and the due performance or satisfaction by the Issuer on or prior to the Closing Date of all agreements then to be performed and all conditions then to be satisfied by the Issuer.

All of the opinions, letters, certificates, instruments and other documents mentioned above or elsewhere in this Bond Purchase Agreement shall be deemed to be in compliance with the provisions hereof if, but only if, they are in form and substance satisfactory to the Initial Bond Purchaser and Initial Bond Purchaser’s Counsel. Receipt of, and payment for, the Bonds shall constitute evidence of the satisfactory nature of such as to the Initial Bond Purchaser. The performance of any and all obligations of the Issuer hereunder and the performance of any and all conditions contained herein for the benefit of the Initial Bond Purchaser may be waived by the Initial Bond Purchaser in its sole discretion. If the Issuer shall be unable to satisfy the conditions to the obligations of the Initial Bond Purchaser to purchase, accept delivery of and pay for the Bonds contained in this Bond Purchase Agreement, or if the obligations of the Initial Bond Purchaser to purchase, accept delivery of and pay for the Bonds shall be terminated for any reason permitted by this Bond Purchase Agreement, this Bond Purchase Agreement shall terminate, and none of the Initial Bond Purchaser, the Issuer shall be under further obligation hereunder, except that the respective obligations of the Issuer and the Initial Bond Purchaser set forth in Section 8 hereof shall continue in full force and effect.

Section 8. Authority to Bear Costs of Expenses of Bonds. (a) Whether or not the transactions contemplated by this Bond Purchase Agreement are consummated, the expenses and costs of the Issuer, for rating agency fees and printing fees shall be paid by the Issuer. In addition, all other expenses and costs of the Issuer incident to the performance of its obligations in connection with the authorization and delivery of the Bonds to the Initial Bond Purchaser, including, without limitation, this Bond Purchase Agreement and the Official Statement and all ancillary papers, Issuer Bond Counsel Fees, the initial fees of the Trustee, the fees and expenses of the Credit Facility Provider, if any, the costs and fees for the Reimbursement Agreement, if any, shall be paid by the Issuer pursuant to its agreements with such providers from the proceeds of the Bonds;

(b) All costs and expenses incurred in connection with any blue sky or legal investment determinations or filing relating to the Bonds shall be borne by the Initial Bond Purchaser, as shall all other costs directly incurred by the Initial Bond Purchaser in connection with the Bonds (including but not limited to advertising fees, CUSIP service fees and expenses of Initial Bond Purchaser’s Counsel) are not required to be paid by the Issuer pursuant  to Section 8(a).

Section 9. Notices. Any notice or other communication to be given to the Issuer under this Bond Purchase Agreement may be given by delivering the same in writing to the Issuer at:  P.O. Box 670406, Dallas, Texas 75367; Attention: Finance Director; and any such notice or other communication to be given to the Initial Bond Purchaser may be given by delivering the same to the Citizens Capital Corp. ESOP Trust., P.O. Box 670406, Dallas, Texas 75367; Attention: Bond Purchaser. All notices or communications hereunder by any party shall be given and served upon each other party.  The approval of the Initial Bond Purchaser when required hereunder or the determination of satisfaction as to any document referred to herein shall be in writing signed by the Initial Bond Purchaser and delivered to the party requesting such approval or determination of satisfaction.

Section 10. Parties in Interest. This Bond Purchase Agreement is made solely for the benefit of the Issuer and the Initial Bond Purchaser and no other person shall acquire or have any right hereunder or by virtue hereof. All representations, warranties and agreements of the Issuer in this Bond Purchase Agreement and other related documents presented at or prior to Closing Date shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Purchaser and shall survive the delivery of and payment for the Bonds.

Section 11. Execution in Counterparts. This Bond Purchase Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 12. Governing Law. This Bond Purchase Agreement shall be governed by the laws of the State Of Texas.

Section 13. Headings. The headings of the sections of this Bond Purchase Agreement are inserted for convenience only and shall not be deemed to be a part hereof.

Section 14. Entire Agreement. This Bond Purchase Agreement when accepted by you in writing as here therefore specified shall constitute the entire agreement between the Issuer and the Initial Bond Purchaser with respect to the purchase of the Bonds.

Section 15. Extinguishment of Debt.  If said Series 2010A Bonds are not successfully re-marketed by the ESOP Trust to Qualified Institutional Buyer’s (QIBs) and/or certain accredited investors, in whole or in part, the debt balance remaining related to the Series 2010A Bonds issuance and the liability thereof shall be extinguished.

(Initial Bond Purchaser)

CITIZENS CAPITAL CORP. ESOP TRUST

By: /s/ Lawrence H. Knotts
Lawrence H. Knotts, Trustee
Accepted: December 31, 2009

CITIZENS CAPITAL CORP. ESOP TRUST

By: /s/ Billy D. Hawkins
Billy D. Hawkins, Trustee
Accepted: December 31, 2009

CITIZENS CAPITAL CORP. ESOP TRUST

By: /s/ Derrick Hayden
Derrick Hayden, Trustee
Accepted: December 31, 2009

(Issuer)

CITIZENS CAPITAL CORP.

By: /s/ Billy D. Hawkins
Billy D. Hawkins, Chief Executive Officer
Accepted: December 31, 2009

A-1
EXHIBIT A
FORM OF OPINION OF THE ISSUER ATTORNEY
[Letterhead of Issuer Attorney]
____________, 2009

Citizens Capital Corp.
Dallas, Texas

Citizens Capital Corp. ESOP Trust
Dallas, Texas

Citizens Capital Corp.; 7%; $1,000 PAR VALUE; SERIES 2010A; CONVERTIBLE; CALLABE; SECURED; 144A; FIRST MORTGAGE BONDS DUE 2020

Ladies and Gentlemen:

[TO COME FROM BOND COUNSEL]

SCHEDULE A

Initial Bond Purchaser(s)	Principal Amount of Offered Securities
Citizens Capital Corp. ESOP Trust	30,000,000

Total	$30,000,000